EXHIBIT 16

MALCOLM L. POLLARD, INC.

4845 W. LAKE ROAD, #119

ERIE, PA 16505

(814) 838-8258	FAX (814) 838-8452

November 1, 2011

Securities and Exchange Commission

Washington, DC

RE:

Form 8-K First Quantum Ventures, Inc.-Change in Registrant’s Certifying Accountant

I have reviewed the above document and agree with all statements relating to Malcolm L. Pollard, Inc.

/s/ Malcolm L. Pollard

Malcolm L. Pollard, Inc.

Malcolm L. Pollard, CPA